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                                                                    Exhibit 10.7

                                 March 26, 1998

Mr. Jess F. Helsel
Aka J.F. Helsel
Box 477, RFD No. 3
Salem, Indiana 47167

         RE:AGREEMENTS

Dear Jess:

         This will confirm the agreements we have reached concerning the continuing relationship between you and Helsel, Inc.

         As you know, there is an existing "Employment Agreement" between you and Helsel, Inc., a Delaware corporation (Buyer"), which was entered into at the time of the Buyer's acquisition of Helsel, Inc., an Indiana corporation (the "Company"). That Employment Agreement was dated July 1, 1994. There is also a "Consulting Agreement" of the same date between the same parties, pursuant to which you were engaged as a consultant for a period of four years, commencing on the date of termination of the Employment Agreement. There is also an agreement signed on August 13, 1997 extending your Employment Period for one year through June 30, 1998.

         We have reached agreement on several changes. First, with respect to the Employment Agreement, the "Employment Period" (as defined therein) will be extended, for a period of six months, from July 1, 1998 through December 31, 1998. Your Base Salary will be adjusted to the rate of $160,000 per year effective on the pay period beginning March 30, 1998. The Annual Bonus for this extension will be computed in the manner described in Section 2(b) of the Employment Agreement, except that it will be an amount equal to ten percent (10%) of the amount by which Buyer's earnings before interest, income taxes, depreciation, and amortization for the calendar year ending December 31, 1998 exceed $7,000,000. In addition, where the Employment Agreement describes your position as President of Buyer and sets forth your duties in that position, and later refers to your term as President and otherwise refers to you as President, we have agreed that Woodrow Haddix will become President on March 26, 1998 and therefore your title and duties will change and that your primary efforts will be to assist in the transition in whatever ways may be necessary and appropriate, including introducing the Mr. Haddix to customers, orienting him to the company, etc. You will also have continuing involvement with Buyers acquisition and integration projects such as the

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HELSEL, INC.

Mr. Jess. F. Helsel
March 26, 1998
Page 2

current Sinterloy integration and several potential acquisitions. In addition, we would expect to utilize your talents in whatever ways may be beneficial to the company during the balance of the year. Upon Mr. Haddix's appointment as President, you will become Chairman of Helsel, Inc. with continuing reporting responsibility to Hawk Corporation's Executive Vice President. Except as set forth in this letter, each and every other term of the Employment Agreement shall remain in full force and effect through December 31, 1998.

         We have also agreed to some changes to the Consulting Agreement. First, the "Consulting Period" (as defined therein) shall consist of a period of four years commencing on January 1, 1999 and terminating at the close of business on December 31, 2002. The rate of compensation shall be the same as set forth in paragraph 4 of the Consulting Agreement, except that the first payment shall be due with the first quarter ending March 31, 1999. Each and every other term of the Consulting Agreement shall remain in full force and effect.

         I trust that the foregoing accurately sets forth the changes to which we have agreed. If so, please acknowledge your agreement by signing and dating the attached copy of this letter, and then return it to me at your earliest convenience.

                                                    Sincerely,



                                                    /s/ Jeffery H. Berlin
                                                    ----------------------------
                                                    Jeffrey H. Berlin

AGREED AND ACKNOWLEDGED:

/S/ Jess F. Helsel
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Jess F. Helsel


March 26, 1998